EXHIBIT (n)(1)(iii)

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
CLASS S SHARES

ATTACHMENT B

PORTFOLIOS
International Equity Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Real Estate Portfolio
Sustainable Equity Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED: May 1, 2019